Filed Pursuant to Rule 433
Registration Statement No. 333-254041

HUMANA INC.

5.750% Senior Notes due 2028
5.950% Senior Notes due 2034

November 2, 2023

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa2 (Moody’s)/ BBB+ (S&P)/ BBB (Fitch)
Trade Date:	November 2, 2023
Settlement Date:	(T+5)[1] November 9, 2023
Active Bookrunners:	Barclays Capital Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Truist Securities, Inc.
Passive Bookrunners:	Citigroup Global Markets Inc. Mizuho Securities USA LLC Wells Fargo Securities, LLC
Senior Co-Managers:	Morgan Stanley & Co. LLC PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

Co-Managers:
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Academy Securities, Inc.
Blaylock Van, LLC
Drexel Hamilton, LLC
Penserra Securities LLC
R. Seelaus & Co., LLC

2028 Notes

Security Description:	Senior Notes due 2028
Aggregate Principal Amount:	$500,000,000
Coupon:	5.750%

[1]     Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in five business days (T+5), to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

Maturity Date:	December 1, 2028
Price to Public:	99.830% of the principal amount
Benchmark Treasury:	4.875% UST due October 31, 2028
Benchmark Treasury Price / Yield:	101-01+ / 4.638%
Spread to Benchmark Treasury:	+115 bps
Yield to Maturity:	5.788%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2024
Optional Redemption:	Make-whole call at T+20 bps plus accrued and unpaid interest
Par Call:	On or after November 1, 2028
CUSIP/ISIN:	444859 BZ4 / US444859BZ42

2034 Notes

Security Description:	Senior Notes due 2034
Aggregate Principal Amount:	$850,000,000
Coupon:	5.950%
Maturity Date:	March 15, 2034
Price to Public:	98.525% of the principal amount
Benchmark Treasury:	3.875% UST due August 15, 2033
Benchmark Treasury Price / Yield:	93-24+ / 4.676%
Spread to Benchmark Treasury:	+147 bps
Yield to Maturity:	6.146%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2024
Optional Redemption:	Make-whole call at T+25 bps plus accrued and unpaid interest
Par Call:	On or after December 15, 2033
CUSIP/ISIN:	444859 BY7 / US444859BY76

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to each series of notes offered hereby and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to each series of notes offered hereby if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, BofA Securities, Inc. toll-free at (800) 294-1322, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533 or Truist Securities, Inc. toll-free at (800) 685-4786.

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